As filed with the Securities and Exchange Commission on May 2, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VeriFone Holdings, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware		04-3692546
(State or Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification No.)
2099 Gateway Place, Suite 600 San Jose, California 95110
(Address of Principal Executive Offices)

VeriFone Holdings, Inc. New Founders’ Stock Option Plan
VeriFone Holdings, Inc. Outside Directors’ Stock Option Plan
VeriFone Holdings, Inc. 2005 Employee Equity Incentive Plan
 (Full Title of the Plans)

Douglas G. Bergeron
VeriFone Holdings, Inc.
2099 Gateway Place, Suite 600
San Jose, California 95110
(408) 232-7800

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Scott D. Miller, Esq.
Sullivan & Cromwell LLP
1870 Embarcadero Road
Palo Alto, California 94303
(650) 461-5600

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	4,825,000 shares	$10.90	$52,592,500	$6,190.14

(1)          Covers (i) an aggregate of 1,500,000 shares of Common Stock that may be issued upon exercise of options under the VeriFone Holdings, Inc. New Founders’ Stock Option Plan, (ii) an aggregate of 225,000 shares of Common Stock that may be issued upon exercise of options under the VeriFone Holdings, Inc. Outside Directors’ Stock Option Plan and (iii) an aggregate of 3,100,000 shares of Common Stock that may be issued under the VeriFone Holdings, Inc. 2005 Employee Equity Incentive Plan.  Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement shall also cover additional shares of Common Stock which may become issuable by reason of any stock split, stock dividend, recapitalization or other similar transactions effected without consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)          Estimated solely for purposes of computing the amount of the registration fee.  Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, the proposed maximum offering price per share is based on the reported average of the high and low prices for the Registrant’s Common Stock on the NYSE on April 29, 2005.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required in Part I of this Registration Statement is included in the prospectus for the Plans, which the Registrant has excluded from this Registration Statement in accordance with the instructions to Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

VeriFone Holdings, Inc. (the “Registrant”) incorporates herein by reference the following documents filed with the Securities and Exchange Commission (the “Commission”) (File No. 001-32465):

(a) The Registrant’s prospectus, dated April 29, 2005, filed pursuant to Rule 424(b) under the Securities Act of 1933; and

(b) The description of the Registrant’s Common Stock, par value $0.01 per share, contained in the Registrant’s Registration Statement on Form 8-A filed March 28, 2005 pursuant to Section 12(b) of the Securities Exchange Act of 1934.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from their respective dates of filing (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, as amended, allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.  The Registrant’s Amended and Restated Certificate of Incorporation provides for this limitation of liability.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such a person in connection with any threatened, pending or completed actions, suits or proceedings in which such a person is made a party by reason of being or having been a director, officer, employee or agent of the corporation, subject to certain limitations.  The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.  Article Eight of the Registrant’s Amended and Restated Certificate of Incorporation provides for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the DGCL.  The Registrant also expects to enter into separate indemnification agreements with each of its directors and officers, substantially in the form filed as Exhibit 10.16 to the Registrant’s Registration Statement on Form S-1 (File No. 333-121947), which may be broader than the specific indemnification provisions contained in Delaware law.

The Registrant maintains standard policies of insurance that provide coverage (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (2) to it with respect to indemnification payments that it may make to such directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See the Index to Exhibits attached hereto.

Item 9. Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on the 2nd day of May, 2005.

VERIFONE HOLDINGS, INC.

By:	/s/ Douglas G. Bergeron
	Name:	Douglas G. Bergeron
	Title:	Chairman of the Board of Directors and Chief Executive Officer

POWERS OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Douglas G. Bergeron and Barry Zwarenstein, and each of them, his or her true and lawful attorney-in-fact and agents with full and several power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 2nd day of May, 2005:

Signature	Title

/s/ Douglas G. Bergeron	Chairman of the Board of Directors and Chief Executive Officer (principal executive officer)
Douglas G. Bergeron

/s/ Barry Zwarenstein	Senior Vice President and Chief Financial Officer (principal financial and accounting officer)
Barry Zwarenstein

/s/ Craig A. Bondy	Director
Craig A. Bondy

/s/ James C. Castle	Director
James C. Castle

/s/ Leslie Denend	Director
Leslie Denend

/s/ Robert B. Henske	Director
Robert B. Henske

/s/ Collin E. Roche	Director
Collin E. Roche

/s/ Daniel Timm	Director
Daniel Timm

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-121947)).

4.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-121947)).

4.3	New Founders’ Stock Option Plan of the Registrant (incorporated by reference to Exhibit 10.8 to the Registrant’s Registration Statement on Form S-1 (File No. 333-121947)).

4.4	Outside Directors’ Stock Option Plan of the Registrant (incorporated by reference to Exhibit 10.13 to the Registrant’s Registration Statement on Form S-1 (File No. 333-121947)).

4.5	2005 Employee Equity Incentive Plan of the Registrant.

5.1	Opinion of Sullivan & Cromwell LLP.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Sullivan & Cromwell LLP (included in Exhibit 5.1 hereto).

24.1	Powers of Attorney (included on the signature page hereof).